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Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of VIVUS, Inc.

1.
VIVUS Real Estate LLC, a wholly owned subsidiary of VIVUS, Inc.

2.
VIVUS UK Limited, a wholly owned subsidiary of VIVUS, Inc.

3.
VIVUS BV Limited, a wholly owned subsidiary of VIVUS, Inc.

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  Exhibit 21.1